Exhibit 10.1

FULTON FINANCIAL

CORPORATION

Performance Restricted Stock Unit Award Agreement

[DATE]

Dear [NAME]:

Pursuant to the terms, and subject to the conditions of the Amended and Restated Equity and Cash Incentive Compensation Plan, as amended (the “2013 Plan”) of Fulton Financial Corporation (“Fulton”), you have been awarded a Performance Share Award (the “Award”) in the form of performance-based restricted stock units (“PRSUs”). The Award has the following terms and conditions. Unless specifically mentioned below, the Award has the terms set forth in the 2013 Plan as of the Date of Grant.

Participant:	[NAME]

Award Date:	[GRANT DATE]

Aggregate Total PRSUs:	[TOTAL AWARDS]

Potential PRSUs, as a Percentage of Target:	0.00% or % of Target for

Grant Price:	$0.00

Continuous Service Period for PRSU Award	Except as set forth below, as a result of Participant’s Death, Disability, Retirement, termination due to a Change in Control, or otherwise as approved by the Human Resources Committee of the Board (the “Committee”) you must maintain Continuous Service, as defined in the 2013 Plan.

Retirement:	If Participant retires, as defined in the 2013 Plan, the Award shall continue in accordance with the Performance Period, and the Committee shall determine the extent to which Performance Goals have been met and shall cause the Award to be paid to the Participant at the time the Committee determines the degree of attainment of the Performance Goals.

Death or Disability:	Upon a Participant’s Death or Disability, as each is defined in the 2013 Plan, the Award shall be accelerated and shall be paid to the Participant or the Participant’s estate.

Change in Control	In the event of a Change in Control, as defined in the 2013 Plan, the provisions of Section 13.01(b) shall apply with respect to this Award unless, prior to the Change in Control, the Committee exercises its discretion under Section 13.02 of the 2013 Plan.

Forfeiture:	As per the 2013 Plan and this Award Agreement, this Award shall be forfeited if the Participant violates the Non-Competition, Non-Solicitation or Confidentially requirements contained in this Award Agreement. An unvested Award forfeits if Participant is terminated for Cause or for any Code of Conduct violation.

Clawback:	This Award is subject to Fulton’s Compensation Recovery Clawback Policy.

Net Settlement of Award:	Upon lapse of forfeiture restrictions on all or any portion of this Award, Participant authorizes the withholding of Shares and Net Settlement from this Award in payment of applicable taxes.

Performance Period:	/ /20 to / /20

Performance Goal:

Determination of PRSUs earned:	By not later than / /20 , the Committee shall determine and certify the extent to which the Performance Goal has been achieved, and the level of achievement .

Earning and Vesting Date:	The later of / /20 or the date the Committee certifies as to the achievement of the Performance Goal, but no later than / /20 .

Timing of Award Issuance:	If a share issuance is certified, such issuance shall be made no earlier than the end of the Performance Period (or the end of the period during which you must render Continuous Service, if earlier or later), and no later than 75 days following the later of the end of the Performance Period or the end of the period of Continuous Service.

Dividend Equivalents:	The PRSUs will earn dividend equivalents during the Performance Period at the rate of dividends per share paid by Fulton on its outstanding shares of common stock. Dividend equivalents will be accrued to be reinvested in additional PRSUs based on the average price of Fulton’s stock on the payment date of the dividend. Dividend equivalents will be accrued but not issued until the PRSUs are earned, vested and issued. Dividend equivalents will be forfeited if the PRSUs are forfeited.

The vesting of this Award will have tax consequences for you. We recommend that you consult your tax advisor. You have thirty (30) days after the date of this Award Agreement to either accept or decline this Award.

Fulton appreciates your contributions to our growth and believes this Award is designed to incentivize you to work toward the achievement of the designated corporate goals and, therefore, enhance the value of Fulton for its shareholders and other stakeholders.

Very Truly Yours,

[Signatory]
Fulton Financial Corporation

Exhibit A

Post-Employment Restrictive Covenant Agreement

1.    Consideration. In consideration for the grant of the Performance Restricted Stock Unit Award (PRSU) to which Participant agrees Participant in not otherwise entitles, Participant agrees as follows.

2.    Definitions.

(a)    Fulton. For the purpose of this Award and these definitions, Fulton shall be deemed to refer to Fulton, its successors, and all of its present or future subsidiaries or affiliates

(b)    Retirement. As defined under the 2013 Plan, as amended.

3.    Non-Competition. Without the prior consent of the Board or one of its committees, until the earlier of: (i) the expiration of the one (1) year period following Participant’s separation of employment for Retirement, or; (ii) the Participant attaining the age of sixty-five (65) (the “Non-Compete Restricted Period”), Participant shall not, directly or indirectly, own, be employed by or a director of, provide services or consult to, any business, person or entity that is engaged within the geographic market of Fulton, in commercial banking or any other business activity in which Fulton is engaged on the date of Participant’s separation. For purposes of the foregoing, the “geographic market of Fulton” shall consist of Fulton’s CRA assessment areas as publicly available on the date of Participant’s separation. Nothing in this Award shall prohibit the Participant from (a) owning as a passive investor, in the aggregate, not more than 5% of the outstanding publicly traded stock of any corporation engaged in a competing business, or (b) accepting a position as an officer, director, employee, agent of, or consultant to another entity during the Non-Compete Restricted Period, in which the Participant’s new position or the corporate office of the entity are outside a 275 mile radius from where the Participant was working on the Participant’s date of separation from Fulton.

4.    Non-Solicitation. During the one (1) year period following Participant’s separation of employment for Retirement (the “Non-Solicitation Restricted Period”), Participant shall not, directly or indirectly:

(a)    call upon, solicit, service or accept business from any customer of Fulton or its subsidiaries or affiliates, or in any way interfere with the relationship between any such customer and Fulton (including, without limitation, making any negative or disparaging statements or communications regarding Fulton or its current, past or future personnel);

(b)    request that any customer of Fulton not purchase products or services from Fulton, or curtail or cease its business with Fulton;

(c)    solicit, induce or entice or attempt to solicit, induce or entice any employee or independent contractor of Fulton, who was employed or engaged by Fulton as of Participant’s separation date or within the twelve months preceding Participant’s separation date, to leave the employ or engagement of Fulton, or in any way interfere with the relationship between Fulton and any employee or independent contractor thereof; or

(d)    except with the consent of the Board or one of its committees, hire or offer employment or engagement to any employee or independent contractor of Fulton who was employed or engaged by Fulton during the Non-Solicitation Restricted Period.

5    Confidential Information. Participant acknowledges that through Participant’s employment with Fulton, Participant will have access to, or may contribute to, certain commercially valuable information and trade secrets belonging to Fulton (collectively, “Confidential Information,” as further defined below). Participant further acknowledges that, to safeguard its legitimate interests, it is necessary for Fulton to protect its Confidential Information by keeping it confidential. Participant acknowledges that Fulton’s Confidential Information is vital to its success and was acquired and/or developed by Fulton only after considerable expense, time, and energy. Participant acknowledges that Fulton would not otherwise disclose Confidential Information to Participant without the existence of this Restrictive Covenant and Clawback provision and that the unauthorized disclosure and/or use of Confidential Information would cause Fulton to suffer substantial and irreparable harm.

(a)    Definition of Confidential Information: The term “Confidential Information” means any and all data and other information related to the business of Fulton that has value to Fulton and is not generally known to the public (whether or not it constitutes a trade secret). Such Confidential Information includes, but is not limited to: data or information relating to any of Fulton’s past, present, or future products or services; customer lists; customer information; fees, costs, and pricing lists or structures; mailing lists; the identity of customers; techniques of doing business; financial and profit information; investment strategies; marketing strategies; competitive information; advertising; compensation information; analysis; reports; formulas; computer software; designs; drawings; trademarks and brand names under development; accounting and business methods; databases; inventions and new developments and methods, whether patentable or reduced to practice; the existence or terms of any contracts or potential contracts; plans for future business; and materials or information embodying or developed by use of any such Confidential Information. Confidential Information does not include information that is or becomes publicly available through no fault of Participant. This provision adds to, and does not limit, Fulton’s rights pursuant to any laws generally protecting confidential information and trade secrets.

(b)    Prohibited Use or Disclosure of Confidential Information: Participant shall not, at any time during Participant’s employment by Fulton or after termination (whether voluntary or involuntary), without the express written authorization of the Board or senior management of Fulton, directly or indirectly, use, cause to be used, or disclose and Confidential Information of which Participant becomes aware, except to the extent a particular disclosure or use is required in the performance of Participant’s assigned duties for Fulton. Participant also agrees not to remove any documents, material or equipment containing Confidential Information from Fulton’s premises, except as required in the performance of Participant’s assigned duties for Fulton, and to immediately return any such documents, materials or equipment at the termination of employment (whether voluntary or involuntary, and regardless of the reason).

(c)    All records, files, software, memoranda, reports, price lists, leads, customer lists, drawings, training materials, workflows, phone lists, plans, documents, technical information, and other tangible items (together with all copies of such documents and things) relating to the business of Fulton, which Participant shall use or prepare or come in contact with in the course of, or as a result of, Participant’s employment shall, as between the parties to this Agreement, remain the sole property of Fulton. Laptop computers, software and related data, information and things provided to Participant by Fulton or obtained by Participant, directly or indirectly, from Fulton, also shall remain the sole property of Fulton. Upon the termination of Participant’s employment for any reason whatsoever, voluntarily or involuntarily (and in all events within 5 days of Participant’s date of termination), and at any earlier time Fulton requests, Participant shall immediately return all such materials and things to Fulton and shall not retain any copies or remove or participate in removing any such materials or things from the premises of Fulton after termination or Fulton’s request for return. Participant shall not reproduce or appropriate for Participant’s own use, or for the use of others, any property, Confidential Information or Fulton inventions, and shall remove from any personal computing or communications equipment all information relating to Fulton.

6.    Clawback. Participant acknowledges that the Participant is subject to any Clawback Policy that may be adopted by Fulton’s Board or any committee thereof. Further, Participant acknowledges and agrees that should Participant violate any of the covenants in this Agreement, Participant shall be required to pay back to Fulton the sum of money equal to the value of the Award paid to Participant.

7.    Injunctive Relief.

(a)    Participant acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder by Fulton granting the Award to the Participant, and that damages alone shall not be an adequate remedy for any breach by Participant of Participant’s covenants for non-competition, non-solicitation and confidentiality which then apply and accordingly expressly agrees that, in addition to any other remedies which Fulton may have, Fulton shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Participant. Nothing contained herein shall prevent or delay Fulton from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Participant of any of its obligations hereunder.

(b)    In the event Participant breaches Participant’s obligations herein, the period specified therein shall be tolled during the period of any such breach and any litigation seeking remedies for such breach and shall resume upon the conclusion or termination of any such breach and any such litigation. The remedies set forth in this Award are cumulative and in addition to any and all other remedies available to Fulton at law or in equity.

Performance Restricted Stock Unit Award Agreement Acknowledgement

I hereby acknowledge receipt of this Award (including Exhibit A attached hereto) which was made to me on the Award Date shown above under, and subject to the terms and conditions of the 2013 Plan.

[PARTICIPANT_NAME]    [ACCEPTANCE_DATE]